EXHIBIT 23.1

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430, 333-211554 and 333-260585) and Registration Statement on Form S-4 (File No. 333-265275) of our report dated December 14, 2022 (except with respect to the restatement described in Note 1 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K/A for the year ended September 30, 2022, as to which the date is February 6, 2023), relating to the consolidated balance sheet of First Savings Financial Group, Inc. as of September 30, 2022 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended September 30, 2022 and 2021, contained in this Annual Report on Form 10-K for First Savings Financial Group, Inc. for the year ended September 30, 2023.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana

December 20, 2023